U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): December 15, 2003

AMERICAN INTERNATIONAL VENTURES, INC.

(Name of Small Business Issuer in its charter)

Delaware                000-30368              22-3489463

(State of           Commission File No.        (I.R.S. Employer

Incorporation)                                               I.D. Number)

260 Garibaldi Avenue, Lodi, New Jersey             07644

(Address of principal executive offices)         (Zip Code)

Registrant's telephone number (973) 335-4400

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Item 5. Other Items and Regulation FD disclosure.

Effective December 15, 2003 Robert Carrington and Samuel Nunnemaker were removed as directors of the Company by a majority vote of shareholders.

In May 2002, Messrs. Carrington and Nunnemaker were appointed as officers and directors of the Company. They represented themselves to be mining professionals, and agreed to search for and identify prospective mining properties for the Company. In exchange, the Company granted each of such parties 500,000 shares of common stock at a purchase price of $0.0001 per share. On or about November 2002, Messrs. Carrington and Nunnemaker (“interested directors”), through an affiliated entity, acquired a mining property (“business opportunity”) for their own account and without the disclosing business opportunity to the Company. Approximately two months later, the interested directors offered the business opportunity to the Company; however, it was unclear whether the terms offered were identical to those under which the property was acquired by the interested directors. The remaining Board members requested that additional information, including contracts and mining data related to the acquired property, be presented to the Board in order to clarify such terms and in order for the Board to make an informed decision as to whether the Company should acquire the business opportunity. The interested directors refused to provide any information despite repeated written requests by the Board. The Company believes that the interested directors violated their fiduciary duties to the Company. As a result of these facts, Messrs. Carrington and Nunnemaker were removed as officers of the Company on May 6, 2003 by the Board. On July 3, 2003, the Company filed a complaint against the interested directors in Superior Court of New Jersey asserting fraud, breach fiduciary duties to the Company, and seeking the placement of a constructive trust on the mineral property acquired by their affiliate and the sale proceeds thereof, among other claims. The interested directors have filed an answer to the complaint denying the Company’s allegations. The interested directors also have filed a motion to dismiss the complaint for lack of personal jurisdiction. As of this date, the motion has not been ruled on by the court.

The Board had requested that the interested directors resign in their capacities as Board members, and they refused. As a result of their actions, on October 17, 2003, the Board has authorized a stockholder vote to remove Robert Carrington and Samuel Nunnemaker as directors of the Company. On November 24, 2003, a majority of shareholders voted to remove both parties as directors of the Company. The vote of shareholders became effective on Dec 15, 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American International Ventures, Inc.

/s/ Jack Wagenti                                   December 15, 2003

Jack Wagenti

President

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